Exhibit 5.1

Gibson, Dunn & Crutcher LLP 811 Main Street Houston, TX 77002-6117 Tel 346.718.6600 www.gibsondunn.com Client: 05912-00019

April 20, 2018

American Midstream Partners, LP

2103 CityWest Blvd., Bldg. 4, Suite 800

Houston, Texas 77042

Re:	Re: American Midstream Partners, LP
Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (the “Registration Statement”) of American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Partnership of up to $150 million aggregate principal amount of the Partnership’s Series F Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Units”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, partnership and limited liability company records, certificates of officers of the Partnership’s general partner (the “General Partner”) and of public officials, and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Units, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration

American Midstream Partners, LP

April 20, 2018

Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP

Gibson, Dunn & Crutcher LLP